UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                            OMB Number.................3235-0167
                                            Expires: November 30, 1989
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                                            hours per response..............1.50
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                                     FORM 15

                   CERTIFICATION AND NOTICE OF TERMINATION OF
                    REGISTRATION UNDER SECTION 12(G) OF THE
  SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           COMMISSION FILE NUMBER    000-23849
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UPMFC TRUST 1998-1
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

c/o The Bank of New York, as Trustee, 101 Barclay Street-12e,
New York, New York  10286 (212) 815-2297
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    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Union Planters Mortgage Finance Corp., Mortgage Pass-Through Certificates, Series 1998-1
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


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  (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(A) OR 15(D) REMAINS)

    PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

     Rule 12g-4(a)(1)(i)      /X/      Rule 12h-3(b)(1)(i)          /X/
     Rule 12g-4(a)(1)(ii)     / /      Rule 12h-3(b)(1)(ii)         / /
     Rule 12g-4(a)(2)(i)      / /      Rule 12h-3(b)(2)(i)          / /
     Rule 12g-4(a)(2)(ii)     / /      Rule 12h-3(b)(2)(ii)         / /
                                       Rule 15d-6                   / /

    APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
DATE: 48 (22 Class A-1, 5 Class A-2, 11 Class A-3, 5 Class A-4, 4 Class A-5 and 1 Class X-1)

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, UPMFC TRUST 1998-1 HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE: JANUARY 13, 1999               UPMFC Trust 1998-1
                                     By: The Bank of New York, as Trustee
                                     By:  /s/ Franklin B. Austin
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                                     Name: Franklin B. Austin, Assistant Vice
                                           President

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.